Exhibit 10.1

January 30, 2019

Mr. Brian Posner

Dear Brian,

On behalf of ElectroCore, Inc., a Delaware corporation (the “Company”), I am pleased to offer you a position as Vice President – Finance for the Company effective as of March 11, 2019 (the “Start Date”); provided that effective as of April 1, 2019 you will assume the role of Chief Financial Officer. This offer and your employment are subject to the successful completion of the Company’s standard background check. In this role, you will report directly to the Company’s Chief Executive Officer.

This letter, when signed by you, will constitute our agreement (the “Agreement”) concerning your role as an employee of the Company.

1. Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacities noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such positions and as are assigned to you by the Company’s Chief Executive Officer or Board of Director.

As of the Start Date, and through the remainder of your term of employment with the Company, you shall devote your full business time to your duties to the Company or its affiliates and you shall not engage in any other business activities without the prior written consent of the Company. Either party may terminate this Agreement at any time by providing the other with written notice of such termination.

2. Compensation. As full compensation for your service to the Company hereunder and in consideration of the other covenants contained herein, you shall receive:

(a) during the term of your employment, an annual salary of $325,000, less applicable withholding taxes and other deductions, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount may be adjusted from time to time at the Company’s discretion);

(b) during the term of your employment, an annual target discretionary bonus of 40% of your annual base salary payable at the discretion of the Company’s Board of Directors or Compensation Committee thereof. You must be employed with the Company at the time of the payout date in order to receive any such bonus payout;

(c) during the term of your employment, healthcare benefits as may be provided from time to time by the Company to its employees generally; participation in the Company’s 401(k) plan; and paid time off (PTO) annually in accordance with the Company’s policies in effect from time to time. A package describing certain of these benefits will be provided to you; and

(d) subject to the approval by the Compensation Committee of the Company’s Board of Directors, a one-time grant of a stock option to purchase 105,000 shares of the Company’s common stock, such options to vest 25% on the one year anniversary of your Start Date and the balance to vest in equal quarterly installments over the succeeding three year period (subject to your being employed by the Company on any applicable vesting date). Such option grant will be made pursuant to the Company’s standard Stock Option Agreement (a copy of which will be provided to you after grant and which you will be required to execute as a condition to such grant) and its Omnibus Equity Incentive Plan and have an exercise price per share equal to the fair market value of the Company’s common stock on the Start Date (based on the closing price of the Company’s common stock on the Nasdaq Stock Market or such other national market on which the Company’s stock then trades).

3. At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board of Directors or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.

4. Confidential Information and IP Assignment; Executive Severance Policy. You hereby agree to execute and be bound by the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which has been provided to you. You acknowledge that such agreement contains certain post-employment restrictions, including a non-compete and non-solicitation agreement. As additional consideration for such covenants, the Company agrees that you shall be covered by the Company’s Executive Severance Policy, as such policy may be in effect from time to time (the “Severance Policy”); provided, that, notwithstanding anything in the Severance Policy to the contrary, the “Severance Period” for all purposes of Section 2.24 of the Severance Policy as it applies to you shall be 12 months (and not 6 months) and the “Severance Multiple” payable to you for all purposes of Section 4.01 of the Severance Policy shall be 1.0 (instead of 0.5). A copy of the such policy, as currently in effect, has been provided to you. You acknowledge and agree that the Company reserves the right to amend such policy from time to time or to terminate such policy; provided, that no such amendment or termination shall reduce the amount of severance benefits payable to you upon an involuntary termination of employment without your prior consent.

5. Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument signed by you and the Company. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this agreement without the prior written consent of the Company. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

If you agree with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours, ElectroCore, Inc.

By:	/s/ Francis R. Amato
Name: Francis R. Amato Title: Chief Executive Officer

Acknowledged and Agreed:

/s/Brian M. Posner
Brian M. Posner

electroCore, Inc.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by electroCore, Inc. and its affiliates (collectively, the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. I will not, under any circumstances, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity, except incidental activities that do not conflict with my duties to the Company. I will advise the CEO of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

8. Non-Solicitation; Non-Competition. Except as may be prohibited by law, during the Restricted Period (as defined below), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers or business of the Company or any of its suppliers, or request or cause any of the above to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, (b) solicit, entice or attempt to persuade any employee, agent or consultant of the Company to leave the services of the Company for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or assist in such hiring or engagement by another person or business entity, and/or (c) own, operate, manage, control, engage in, participate in, invest in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Company. For purposes of this Agreement, the term “Restricted Period” shall mean the period of time during which I am employed by the Company and a period of twelve (12) months immediately following the termination of my employment with the Company. In the event that I violate any of the provisions of this paragraph 8, I agree that the running of the Restricted Period will be extended by the time during which I engaged in such violation(s).

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the

2

Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to any other available remedies, shall be entitled to injunctive relief without the necessity of proving actual damages.

12. Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and at any time thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed by an authorized officer of the Company, my employment with the Company may be terminated by the Company or me at any time and for any reason.

15. Return of Company Property. Upon termination of my employment with the Company, or at any time the Company requests, I will deliver immediately to the Company, will not delete or destroy, and will not keep in my possession, recreate, or deliver to anyone else, any and all property belonging to the Company, including any and all Proprietary Information in any form, stage or development or media, as well as devices and equipment belonging to the Company, Company credit cards, electronic data, and any other documents and property. I acknowledge that any of my non-work emails or information on the Company’s devises and equipment belong to the Company and I have the right to copy such information at any time prior to termination.

16. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

17. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity in order to apprise such person or entity of the restrictions hereunder this Agreement.

18. Severability. In case any provisions or portions thereof contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent permissible under applicable law.

19. Interpretation; Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state of New Jersey. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, and understandings, whether oral or written, with respect to the subject matter hereof. The parties hereto consent to the jurisdiction of the federal and state courts in the State of New Jersey for all disputes arising pursuant to this Agreement.

3

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Brian M. Posner
Brian M. Posner

Date:	January 30, 2019